Exhibit 10.23
Executive Compensation Notification
Chairman, Chief Executive Officer and Co-Chief Operating Officers

Fiscal 2022 Compensation Program of Chairman, Chief Executive Officer and Co-Chief Operating Officers

Fiscal 2022 Base Salaries and Annual Incentive Bonus: The table below sets forth the fiscal 2022 base salaries and bonuses for Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski.

		Annual Base Salary	Annual Incentive Bonus
Name	Office	Fiscal 2022	Fiscal 2022
Donald R. Horton	Chairman of the Board	$1,000,000	See Below
David V. Auld	President and CEO	$700,000	See Below
Michael J. Murray	Executive Vice President and COO	$500,000	See Below
Paul J. Romanowski	Executive Vice President and COO	$500,000	See Below

Fiscal 2022 Annual Incentive Bonus: On October 27, 2021, the Compensation Committee approved performance-based goals for measuring short-term performance bonuses that may be earned by Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski during fiscal 2022. The fiscal 2022 performance goals were established under the Company’s 2018 Incentive Bonus Plan. The fiscal 2022 performance goals for Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski relates to achieving positive consolidated pre-tax income as set forth below.

Annual Incentive Bonus – Performance Related to Pre-Tax Income:

Mr. Horton. Under the fiscal 2022 incentive bonus program, Mr. Horton has the opportunity to earn the following performance-based bonus:

(1)Up to 0.6% of Pre-Tax Income of the Company for the six-month period ending March 31, 2022, and
(2)Up to 0.6% of Pre-Tax Income of the Company for the six-month period ending September 30, 2022.

The total amount of the fiscal 2022 Annual Incentive Bonus that may be paid in cash shall be limited to and capped at the first Ten Million Dollars ($10,000,000) with the remainder (if any) of the bonus to be paid/settled in fully vested common stock ("PTI Bonus Stock") granted under the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan") or other applicable authorized shares.

The net PTI Bonus Stock (after the payment and/or net withholding of common stock to cover all applicable taxes) received under the fiscal 2022 Annual Incentive Bonus shall have a holding period of three years ("PTI Stock Holding Period") beginning from the start date of the fiscal 2022 Annual Incentive Bonus performance period of October 1, 2021. PTI Bonus Stock received from the fiscal 2022 Annual Incentive Bonus may be transferred, gifted or sold within the Horton family holdings (including beneficial ownership holdings) for tax planning, estate planning or asset protection purposes and continue to satisfy the PTI Stock Holding Period requirement. The preceding sentence applies to any such transfers, gifts or sales to any and all persons, entities and/or trusts within the Horton family and holdings.

Mr. Auld. Under the fiscal 2022 incentive bonus program, Mr. Auld has the opportunity to earn the following performance-based bonus:

(1)Up to 0.4% of Pre-Tax Income of the Company for the six-month period ending March 31, 2022, and
(2)Up to 0.4% of Pre-Tax Income of the Company for the six-month period ending September 30, 2022.

The total amount of the fiscal 2022 Annual Incentive Bonus that may be paid in cash shall be limited to and capped at the first Ten Million Dollars ($10,000,000) with the remainder (if any) of the bonus to be paid/settled in fully vested common stock

("PTI Bonus Stock") granted under the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan") or other applicable authorized shares.

The net PTI Bonus Stock (after the payment and/or net withholding of common stock to cover all applicable taxes) received under the fiscal 2022 Annual Incentive Bonus shall have a holding period of three years ("PTI Stock Holding Period") beginning from the start date of the fiscal 2022 Annual Incentive Bonus performance period of October 1, 2021. PTI Bonus Stock received from the fiscal 2022 Annual Incentive Bonus may be transferred, gifted or sold within the Auld family holdings (including beneficial ownership holdings) for tax planning, estate planning or asset protection purposes and continue to satisfy the PTI Stock Holding Period requirement. The preceding sentence applies to any such transfers, gifts or sales to any and all persons, entities and/or trusts within the Auld family and holdings.

Mr. Murray. Under the fiscal 2022 incentive bonus program, Mr. Murray has the opportunity to earn the following performance-based bonus:

(1)Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending March 31, 2022, and
(2)Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending September 30, 2022.

Mr. Romanowski. Under the fiscal 2022 incentive bonus program, Mr. Romanowski has the opportunity to earn the following performance-based bonus:

(1)Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending March 31, 2022, and
(2)Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending September 30, 2022.

“Pre-Tax Income” shall mean income before income taxes, as publicly reported by the Company in its quarterly or annual financial statements, as applicable, prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.

At the end of fiscal 2022, based on the performance of the Company, the Compensation Committee may use its sole discretion to adjust downward, in part or in whole, the Annual Incentive Bonus earned by the participant. Provided that, for the fiscal year ending September 30, 2022 no more than 0.6% of Pre-Tax Income for the year shall be paid to Mr. Horton, no more than 0.4% of Pre-Tax Income for the year shall be paid to Mr. Auld, no more than 0.15% of Pre-Tax Income for the year shall be paid to Mr. Murray and no more than 0.15% of Pre-Tax Income for the year shall be paid to Mr. Romanowski.

Performance Restricted Stock Units: On October 27, 2021, the Compensation Committee approved an award of performance restricted stock units (“Performance RSUs”) pursuant to the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan"), to the following executive officers and in the following amounts:

Name	Office	Target Number of Performance Restricted Stock Units
Donald R. Horton	Chairman of the Board	200,000
David V. Auld	President and CEO	100,000
Michael J. Murray	Executive Vice President and COO	30,000
Paul J. Romanowski	Executive Vice President and COO	30,000

The Performance RSUs relate to a three-year performance period beginning on October 1, 2021 and ending on September 30, 2024 (the “2024 Performance Period”). The Performance RSUs will vest if four performance goals are satisfied. The four performance goals are relative total shareholder return (“TSR”), relative return on investment (“ROI”), relative selling, general and administrative expense containment (“SG&A”) and relative gross profit (“GP”) (collectively, the “Performance Goals”). Each Performance Goal is weighted twenty-five percent (25%) of the target number of Performance RSUs. The target number of Performance RSUs may be increased to a maximum number of 400,000 for Mr. Horton, 200,000 for Mr. Auld, 60,000 for Mr. Murray and 60,000 for Mr. Romanowski upon maximum achievement of each of the four

Performance Goals and decreased to a minimum number of zero upon minimum achievement of each of the four Performance Goals based on relative performance to the Company's peer group or the S&P 500 Index TSR, as applicable.

Additional terms related to the Compensation Programs herewithin are consistent with the programs previously reported by the Company in the Proxy Statement for the Annual Meeting held in January 2021.

Other Long-Term Benefits.
Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay benefits to the executive. If the executive is employed by the Company on the last day of the fiscal year (for example September 30, 2022), then the Company will establish a liability equal to 10% of his annual base salary as of the first day of the fiscal year (for example October 1, 2021). This liability will accrue earnings in future years at a rate established by the administrative committee.